Exhibit 99.9

[Letterhead of TransAsia Lawyers]

April 24, 2012

Youku Inc.

11/F, SinoSteel Plaza

8 Haidian Street, Haidian District

Beijing 100080

The People’s Republic of China

Ladies and Gentlemen,

Re:          Legal Opinion

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on PRC Laws (as defined below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan.

We are acting as the PRC counsel for Youku Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Registration Statement on Form F-4, including all amendments or supplements thereto (the “Registration Statement”), publicly filed with the Securities and Exchange Commission on April 24, 2012 under the U.S. Securities Act of 1933, as amended.

In rendering this Opinion, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, documents provided to us by the Company, and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (collectively, the “Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We assume all the Documents and the factual statements provided to us by the Company and/or the Chinese Entities (as defined below), including but not limited to those set forth in the Documents, are complete, true and accurate. Where important facts were not independently established, we have relied upon certificates issued by a Government Authority (as defined below) with proper authority and the appropriate representatives of the Company and/or the Chinese Entities with the proper powers and functions.

We have also assumed the authenticity of all signatures, seals, chops and all Documents submitted to us as originals, and the conformity with the originals of all Documents submitted to us as copies, and the truthfulness, accuracy and completeness of all Documents and the factual statements in such Documents.  We have further assumed that the Documents provided to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents.

For the purpose of this Opinion, (a) “PRC Laws” refers to the laws and regulations of the PRC effective and available to the public as of the date of this Opinion and does not include any informal interpretation made by any Governmental Authority, which may or may not be consistent with our opinions hereunder, (b) “Governmental Authority” refers to any national, provincial or local governmental authorities in the PRC or any court, tribunal or any other judicial or arbitral body in the PRC, and (c) “Chinese Entities” refers to 1Verge Information Technology (Beijing) Co., Ltd. (1Verge Information), 1Verge Internet Technology (Beijing) Co., Ltd. (1Verge Internet), Beijing Jet Brilliant Advertising Co., Ltd., Jiaheyi Advertising (Beijing) Co., Ltd. (Jiaheyi), Zhejiang Dongyang Tianshi Media Ltd. (Tianshi), and Youku Video(Xi’an) Media Technology Co., Ltd.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that:

Corporate Structure.   The descriptions of the corporate structure of the Chinese Entities and the Control Agreements (set forth in Schedule I hereto) as set forth in “Item 4. Information on the Company—C.  Organizational Structure” section of the 20-F of the Company publicly filed on April 10, 2012 (the “20-F”) are true and accurate in all material respects. The corporate structure of the Company (including the shareholding structure of each of the Chinese Entities) as described in the 20-F does not violate, breach, contravene or conflict with any applicable PRC Laws.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, and there can be no assurance that the relevant Governmental Authority, in particular the Ministry of Industry and Information Technology and the China Securities Regulatory Commission, will not in the future take a view that is contrary to our opinion in this respect. If any Governmental Authority determines that the agreements that established the structure for operating the Company’s online video and online advertising services do not comply with PRC government restrictions on foreign investment in the advertising business or internet information services industry, the Company could be subject to severe penalties.

Pledge. The pledges in respect to 1Verge Information and Jiaheyi were duly created and effective. Such pledges have already been duly registered with the relevant local branch of the PRC State Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

Accurate Description of the PRC Laws.   All statements under the captions “Item 3. Key Information—D. Risk Factors”, “Item 4. Information on the Company—B. Business Overview—Regulation” and “Item 4. Information on the Company—C.  Organizational Structure” of the 20-F in each case insofar as such statements describe or summarize PRC Laws, are fair and accurate in all material respects.

Tax.  According  the New Enterprise Income Tax Law and its implementation rules, both of which became effective on January 1, 2008, if the Company is regarded as a PRC resident enterprise, any dividends to be distributed by the Company to its non-PRC shareholders and American depositary share  holders would be subject to PRC withholding tax. The statements set forth under the captions “The Merger — Material PRC Income Tax Consequences of the Merger” in the Registration Statement and the statements set forth under the captions  “Item 4. Information on the Company—B. Business Overview—Regulation — Regulations on Tax” and “Item 5. Operating and Financial Review and Prospects — A. Operating Results — Taxation” in the 20-F, insofar as such statements relate to PRC tax law, are accurate in all material respects.

Enforceability of Civil Procedures.  We have advised the Company that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. However, China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments.

This Opinion is subject to the following qualifications:

(i)              This Opinion relates only to the PRC Laws and we express no opinion as to any other laws or regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(ii)             This Opinion is intended to be used in the context that is specifically referred to herein and each section should be looked at as a whole regarding the same subject matter.

(iii)            This Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (b) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (c) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only. We hereby consent to the use of this Opinion in, and its being filed as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ TransAsia Lawyers

TransAsia Lawyers

Schedule I

List of Control Agreements

1.                                       Amended and Restated Business Operations Agreement, dated as of August 16, 2010, among 1Verge Internet, 1Verge Information and the shareholders of 1Verge Information

2.                                       Amended and Restated Business Operations Agreement, dated as of August 16, 2010, among 1Verge Internet, Jiaheyi and the shareholders of Jiaheyi

3.                                       Amended and Restated Equity Interest Pledge Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of 1Verge Information

4.                                       Amended and Restated Equity Interest Pledge Agreement, dated as of September 27, 2010, among 1Verge Internet and the shareholders of Jiaheyi

5.                                       Power of Attorney, dated as of August 16, 2010, by the shareholders of 1Verge Information

6.                                       Power of Attorney, dated as of August 16, 2010, by the shareholders of Jiaheyi

7.                                       Amended and Restated Exclusive Technical and Consulting Services Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

8.                                       Amended and Restated Exclusive Technical and Consulting Services Agreement, dated as of August 16, 2010, between 1Verge Internet and Jiaheyi

9.                                       Amended and Restated Trademark License Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

10.                                 Amended and Restated Domain Name License Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

11.                                 Amended and Restated Equity Option Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of 1Verge Information

12.                                 Amended and Restated Equity Option Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of Jiaheyi

13.                                 Amended and Restated Loan Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of 1Verge Information

14.                                 Amended and Restated Loan Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of Jiaheyi

15.                                 Supplementary Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

16.                                 Supplementary Agreement, dated as of August 16, 2010, between 1Verge Internet and Jiaheyi

17.                                 Assignment Agreement I, dated as of August 16, 2010, among 1Verge Internet, 1Verge Information, Jiaheyi, Qin Qiong and Liu Dele

18.                                 Assignment Agreement II, dated as of August 16, 2010, among 1Verge Internet, 1Verge Information, Jiaheyi, Qin Qiong and Liu Dele

19.                                 Business Operations Agreement, effective as of January 6, 2012, among 1Verge Internet, Tianshi, and the shareholders of Tianshi.

20.                                 Equity Interest Pledge Agreement, effective as of January 6, 2012, between 1Verge Internet and the shareholders of Tianshi.

21.                                 Power of Attorney, effective as of January 6, 2012, by the shareholders of Tianshi.

22.                                 Exclusive Technical and Consulting Services Agreement, effective as of January 6, 2012 between 1Verge Internet and Tianshi.

23.                                 Equity Option Agreement, effective as of January 6, 2012, among the Registrant, 1Verge Internet and the shareholders of Tianshi.